Exhibit 3.2

CERTIFICATE OF DESIGNATION OF THE POWERS, PREFERENCES

AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL

RIGHTS OF PREFERRED STOCK AND QUALIFICATIONS,

LIMITATIONS AND RESTRICTIONS THEREOF

of

SERIES D CONVERTIBLE PREFERRED STOCK

of

GLOBALOPTIONS GROUP, INC.

GLOBALOPTIONS GROUP, INC., a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designation and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) by the Certificate of Incorporation of the Corporation, as amended to date (the “Certificate of Incorporation”), which authorizes the issuance of 15,000,000 shares of preferred stock, $0.001 par value per share, in one or more series, the Board duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

RESOLVED, that, pursuant to Article Fourth of the Certificate of Incorporation, the Board hereby authorizes the issuance of, and fixes the designation and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of a series of preferred stock of the Corporation consisting of 100,000 shares, par value $0.001 per share, to be designated “Series D Convertible Preferred Stock” (hereinafter, the “Series D Preferred Stock”); and be it

RESOLVED, that each share of Series D Preferred Stock shall rank equally in all respects and shall be subject to the following terms and provisions:

1. Dividends. The holders of the Series D Preferred Stock shall be entitled to receive any dividends or other distributions from the Corporation that are declared on the Corporation’s common stock, par value $.001 per share (the “Common Stock”), in which case holders of Series D Preferred Stock shall each be entitled to receive, on an As-Converted Basis (as defined below, but without regard to the Beneficial Ownership Cap limitations set forth in Section 4(f) hereof), any dividends or distributions (other than dividends payable solely in additional Common Stock) declared by the Board and paid to the holders of Common Stock, out of any assets legally available therefor, pari passu with the amount of such dividends to be distributed to the holders of Common Stock immediately prior to the declaration of such dividend or distribution. “As-Converted Basis” means, as of the time of determination, that, solely for the purpose of determining the applicable right (and without limitation to any rights of the Series D Preferred Stock), the Series D Preferred Stock shall be treated as if such Series D Preferred Stock had been converted into that number of shares of Common Stock which a holder of Series D Preferred Stock would hold if all shares of Series D Preferred Stock held by such holder were converted into shares of Common Stock pursuant to Section 4 hereof at the then applicable Conversion Value (as defined below).

2. Voting Rights. Holders of the Series D Preferred Stock shall not have any voting rights, except to the extent required by the General Corporation Law of the State of Delaware. In the event that the holders of the Series D Preferred Stock are required to vote as a class, the affirmative vote of holders of not less than a majority of the outstanding shares of Series D Preferred Stock shall be required to approve each such matter to be voted upon, and if any matter is approved by such requisite percentage of holders of Series D Preferred Stock, such matter shall bind all holders of Series D Preferred Stock.

3. Rights on Liquidation.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (any such event being hereinafter referred to as a “Liquidation”), the holders of record of the shares of the Series D Preferred Stock shall be entitled to receive, immediately after any distributions required by the Certificate of Incorporation and any certificate(s) of designation, powers, preferences and rights in respect of any and all series and classes of preferred stock of the Company, whether or not outstanding as of the date hereof, which by their terms do not rank junior to, or pari passu with, the Series D Preferred Stock, including, without limitation, the Corporation’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock (“Senior Securities”), and before and in preference to any distribution or payment of assets of the Corporation or the proceeds thereof may be made or set apart with respect to the Common Stock and any other securities of the Corporation which by their terms rank junior to the Series D Preferred Stock with respect to the distribution of the assets of the Corporation upon Liquidation (“Junior Securities”), an amount in cash with respect to each share of Series D Preferred Stock held by such holders, equal to $0.001 per share (subject to adjustment in the event of stock splits, combinations or similar events with respect to the Series D Preferred Stock) (the “Liquidation Preference”). If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series D Preferred Stock and any securities of the Corporation which by their terms have equal priority with the Series D Preferred Stock with respect to the distribution of the assets of the Corporation upon Liquidation (“Parity Securities”) shall be insufficient to permit payment in full to the holders of the Series D Preferred Stock and Parity Securities, then the entire assets and funds of the Corporation legally available for distribution to such holders of the Series D Preferred Stock and Parity Securities then outstanding shall be distributed ratably among such holders based upon the proportion the total amount distributable on each share upon liquidation bears to the aggregate amount available for distribution on all shares of the Series D Preferred Stock and of such Parity Securities, if any.

(b) Upon the completion of the distributions required by paragraph (a) of this Section 3, if assets remain in the Corporation, they shall be distributed to holders of Series D Preferred Stock pro rata with holders of Junior Securities, based on the number of shares of Common Stock into which the Series D Preferred Stock is convertible at the then effective Conversion Value (as defined below).

(c) A Change of Control (as defined below) of the Corporation shall not be deemed a Liquidation, but shall instead be governed by the terms of Section 6 below.

4. Conversion.

(a) Right to Convert. Subject to the limitations set forth in Section 4(f) hereof, the holder of any share or shares of Series D Preferred Stock shall have the right at any time, at such holder’s option, to convert all or any lesser portion of such holder’s shares of Series D Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the product of (x) $1,000 (subject to adjustment in the event of stock splits, combinations or similar events with respect to the Series D Preferred Stock) multiplied by (y) the number of shares of Series D Preferred Stock to be converted, by (ii) the Conversion Value (as defined below) then in effect for such Series D Preferred Stock. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any Series D Preferred Stock. With respect to any fraction of a share of Common Stock called for upon any conversion, the Corporation shall pay to the holder an amount in cash equal to such fraction multiplied by the Current Market Price per share of the Common Stock.

“Current Market Price” means, in respect of any share of Common Stock on any date herein specified:

(1) if there shall not then be a public market for the Common Stock, the higher of (a) the book value per share of Common Stock at such date, and (b) the fair market value per share of Common Stock as determined in good faith by the Board, or

(2) if there shall then be a public market for the Common Stock, (i) the closing bid price on such day on the principal stock exchange (including Nasdaq) on which such Common Stock is then listed or admitted to trading, or quoted, as applicable, (ii) if no sale takes place on such day on any such exchange, the last reported closing bid price on such day as officially quoted on any such exchange (including Nasdaq), (iii) if the Common Stock is not then listed or admitted to trading on any stock exchange, the last reported closing bid price on such day in the over-the-counter market, as furnished by the National Association of Securities Dealers Automatic Quotation System or the Pink Sheets LLC (formerly the National Quotation Bureau, Inc.), (iv) if neither such corporation at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or (v) if there is no such firm, as furnished by any member of the National Association of Securities Dealers, Inc. (the “NASD”) selected mutually by holders of a majority of the Series D Preferred Stock and the Corporation or, if they cannot agree upon such selection, as selected by two such members of the NASD, one of which shall be selected by holders of a majority of the Series D Preferred Stock and one of which shall be selected by the Corporation.

(b) Mandatory Conversion.

(i) Upon the Corporation’s written request, a holder of Series D Preferred Stock shall advise the Corporation in writing of the number of shares of Common Stock that are then beneficially owned by such holder and its Affiliates (as defined below) and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the

Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including shares held by any “group” of which the holder is a member, but, for avoidance of doubt, excluding shares of Common Stock issuable upon conversion or exercise of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth in Section 4(f) hereof), all determined in accordance with Section 4(f) (such shares of Common Stock beneficially owned by such holder and such other persons and entities are hereinafter referred to as the “Common Stock Beneficially Owned” by such holder). If the shares of Common Stock Beneficially Owned by such holder amount to less than 4.99% of the total number of shares of Common Stock then issued and outstanding, the Corporation may, at its option, compel such holder, by written notice to such holder (the “Notice”), to convert such portion of the Series D Preferred Stock owned by such holder into so many fully paid and non-assessable shares of Common Stock, determined in accordance with Section 4(a), so that the total number of shares of Common Stock Beneficially Owned by such holder after such conversion shall equal up to 4.99%, but not more, of the total number of shares of Common Stock issued and outstanding after such conversion. The foregoing provisions of this Section 4(b) shall not apply to a Blocked Holder that exercised the Series D Option (as such terms are defined in the Restructuring Agreement dated on or about the filing date of this Certificate of Designation (the “Filing Date”) by and among the Corporation and the other parties signatory thereto (the “Restructuring Agreement”)).

(ii) If a holder has given written notice to the Corporation of its election not to be governed by the Beneficial Ownership Cap (as defined herein), the Corporation also may, at its option, compel such holder, by delivering the Notice to such holder no less than 61 days after the date of such holder’s written notice, to convert all of the Series D Preferred Stock owned by such holder into such number of fully paid and non-assessable shares of Common Stock as is determined in accordance with Section 4(a).

(iii) Any conversion described in the two immediately preceding paragraphs is hereinafter referred to as a “Mandatory Conversion” and a “Mandatory Conversion Date” shall be the date when a Notice shall be deemed delivered pursuant to Section 13. Nothing in this Section 4(b) shall be construed so as to limit the right of a holder of Series D Preferred Stock to convert pursuant to Section 4(a) at any time.

(c) Mechanics of Conversion.

(i) Such right of conversion (other than Mandatory Conversion) shall be exercised by the holder of shares of Series D Preferred Stock by delivering to the Corporation a conversion notice in the form attached hereto as Exhibit A (the “Conversion Notice”), appropriately completed and duly signed and specifying the number of shares of Series D Preferred Stock that the holder elects to convert (the “Converting Shares”) into shares of Common Stock, and by surrender not later than two (2) business days thereafter of the certificate or certificates representing such Converting Shares. The Conversion Notice shall also contain a statement of the name or names (with addresses and tax identification or social security numbers) in which the certificate or certificates for Common Stock shall be issued, if other than the name in which the

Converting Shares are registered. Promptly after the receipt of the Conversion Notice, the Corporation shall issue and deliver, or cause to be delivered, to the holder of the Converting Shares or such holder’s nominee, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such Converting Shares. Such conversion shall be deemed to have been effected as of the close of business on the date of receipt by the Corporation of the Conversion Notice (the “Conversion Date”), and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the holder or holders of record of such shares of Common Stock as of the close of business on the Conversion Date.

(ii) The Corporation shall issue certificates representing the shares of Common Stock to be received upon conversion of the Series D Preferred Stock (the “Conversion Shares”) (and certificates for unconverted Series D Preferred Stock) within three (3) business days of the Conversion Date and shall transmit the certificates by messenger or reputable overnight delivery service to reach the address designated by such holder within three (3) business days after the receipt by the Corporation of such Conversion Notice. If certificates evidencing the Conversion Shares are not received by the holder within five (5) business days of the Conversion Notice, then the holder will be entitled to revoke and withdraw its Conversion Notice, in whole or in part, at any time prior to its receipt of those certificates. In lieu of delivering physical certificates representing the Conversion Shares, provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the holder, the Corporation shall use its reasonable best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the holder, by crediting the account of the holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system. The time periods for delivery described above shall apply to the electronic transmittals through the DWAC system. The parties agree to coordinate with DTC to accomplish this objective. The person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at the close of business on the Conversion Date. If the conversion has not been rescinded in accordance with this paragraph and the Corporation intentionally or willfully fails to deliver to the holder such certificate or certificates (or shares through DTC) pursuant to this Section 4 (free of any restrictions on transfer or legends, if such shares have been registered) in accordance herewith, prior to the seventh trading day after the Conversion Date (assuming timely surrender of the Series D Preferred Stock certificates), the Corporation shall pay to such holder, in cash, on a per diem basis, an amount equal to 2% of the Liquidation Preference of all Series D Preferred Stock held by such holder per month until such delivery takes place.

(iii) The Corporation’s obligation to issue Common Stock upon conversion of Series D Preferred Stock shall be absolute, is independent of any covenant of any holder of Series D Preferred Stock, and shall not be subject to: (A) any offset or defense; or (B) any claims against the holders of Series D Preferred Stock whether pursuant to this Certificate of Designation, the Restructuring Agreement, the Restructuring Registration Rights Agreement dated on or about the Filing Date by and among the Corporation and the other parties signatory thereto, or otherwise.

(iv) In the event that the Corporation has given a Notice pursuant to Section 4(b), all the shares of Series D Preferred Stock to be converted pursuant to such Mandatory Conversion shall be converted on the Mandatory Conversion Date for such Mandatory Conversion as if the holders thereof had delivered a Conversion Notice with respect to such shares on such date. Promptly thereafter, the holders of the Series D Preferred Stock shall deliver their certificates evidencing the Series D Preferred Stock to the Corporation or its duly authorized transfer agent, and upon receipt thereof, the Corporation shall issue or cause its transfer agent to issue and deliver the certificates evidencing the Common Stock into which the shares of Series D Preferred Stock have been converted in accordance with Section 4(c)(ii).

(d) Conversion Value. The initial conversion value for the Series D Preferred Stock shall be $15.00, such value to be subject to adjustment in accordance with the provisions of this Section 4. Such conversion value in effect from time to time, as adjusted pursuant to this Section 4, is referred to herein as a “Conversion Value.” All of the remaining provisions of this Section 4 shall apply separately to each Conversion Value in effect from time to time with respect to Series D Preferred Stock.

(e) Stock Dividends, Subdivisions and Combinations. If at any time prior to the Filing Date or while the Series D Preferred Stock is outstanding, the Corporation shall:

(i) cause the holders of its Common Stock to be entitled to receive a dividend payable in, or other distribution of, additional shares of Common Stock,

(ii) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

(iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

then in each such case the Conversion Value shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this Section 4(e) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clauses (ii) or (iii) of this Section 4(e) shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that a Conversion Value is calculated hereunder, then the calculation of such Conversion Value shall be adjusted appropriately to reflect such event.

(f) Blocking Provision.

(i) Except as provided otherwise in this Section 4(f)(i), the number of Conversion Shares that may be acquired by any holder shall be limited to the extent necessary to insure that, following such conversion, the number of shares of Common Stock then beneficially owned by such holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the holder is a member, but, for avoidance of doubt, excluding shares of Common Stock issuable upon conversion or exercise of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) does not exceed 4.99% of the total number of shares of Common Stock of the Corporation then issued and outstanding (the “Beneficial Ownership Cap”). For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission, and the percentage held by the holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. As used herein, the term “Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). With respect to a holder of Series D Preferred Stock, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such holder will be deemed to be an Affiliate of such holder. Each delivery of a Conversion Notice by a holder of Series D Preferred Stock will constitute a representation by such Holder that it has evaluated the limitation set forth in this paragraph and determined, subject to the accuracy of information filed under the Securities Act and the Exchange Act by the Corporation with respect to the outstanding Common Stock of the Corporation, that the issuance of the full number of shares of Common Stock requested in such Conversion Notice is permitted under this paragraph. This paragraph shall be construed and administered in such manner as shall be consistent with the intent of the first sentence of this paragraph. Any provision hereof which would require a result that is not consistent with such intent shall be deemed severed herefrom and of no force or effect with respect to the conversion contemplated by a particular Conversion Notice.

(ii) In the event the Corporation is prohibited from issuing shares of Common Stock as a result of any restrictions or prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization, the Corporation shall as soon as possible seek the approval of its stockholders and take such other action to authorize the issuance of the full number of shares of Common Stock issuable upon the full conversion of the then outstanding shares of Series D Preferred Stock.

(iii) Notwithstanding the foregoing provisions of Section 4(f), any holder of Series D Preferred Stock shall have the right prior to the Closing Date (as defined in the Restructuring Agreement) upon written notice to the Corporation, or after the Closing Date (as defined in the Restructuring Agreement) upon 61 days prior written notice to the Corporation, to choose not to be governed by the Beneficial Ownership Cap provided herein.

(g) Common Stock Reserved. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for issuance upon the conversion of shares of Series D Preferred Stock as herein provided, such number of shares of

Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series D Preferred Stock at the time outstanding (without regard to any ownership limitations provided in Section 4(f)).

5. Other Provisions Applicable to Adjustments. The following provisions shall be applicable to the making of adjustments of the number of shares of Common Stock into which the Series D Preferred Stock is convertible and the current Conversion Value provided for in Section 4:

(a) When Adjustments to Be Made. The adjustments required by Section 4 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that any adjustment to the Conversion Value that would otherwise be required may be postponed (except in the case of a subdivision or combination of shares of the Common Stock, as provided for in Section 4(e)) up to, but not beyond the Conversion Date if such adjustment either by itself or with other adjustments not previously made adds or subtracts less than 1% of the shares of Common Stock into which the Series D Preferred Stock is convertible immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by Section 4 and not previously made, would result in a minimum adjustment or on the Conversion Date. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

(b) Fractional Interests. In computing adjustments under Section 4, fractional interests in Common Stock shall be taken into account to the nearest 1/100th of a share.

6. Merger, Consolidation or Disposition of Assets.

(a) If, after the Closing Date (as defined in the Restructuring Agreement) and while any share or shares of Series D Preferred Stock are outstanding, there occurs, other than as a result of the transactions contemplated by the Restructuring Agreement: (i) an acquisition by an individual or legal entity or group (as set forth in Section 13(d) of the Exchange Act) of more than 50% of the voting rights or equity interests in the Corporation, whether in one transaction or in a series of related transactions or (ii) a merger or consolidation of the Corporation or a sale, transfer or other disposition of all or substantially all the Corporation’s property, assets or business to another corporation where the holders of the Corporation’s voting securities prior to such transaction fail to continue to hold at least 50% of the voting power of the Corporation and such transaction is approved by the Board (each, a “Change of Control”), and, pursuant to the terms of such Change of Control, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Merger Consideration”), are to be received by or distributed to the holders of Common Stock of the Corporation, then the successor or acquiring corporation (if other than the Corporation) shall assume the Series D Preferred Stock pursuant to Section 6(b) below unless the Corporation provides for all of the holders of the Series D Preferred Stock to receive the Merger Consideration on an As-Converted Basis in exchange for such holders’ shares of Series D Preferred Stock upon the consummation of such Change of Control transaction.

(b) Unless all of the shares of Series D Preferred Stock are exchanged for the Merger Consideration as set forth in Section 6(a) above, in case of any such Change of Control, the successor or acquiring corporation (if other than the Corporation) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of contained in this Certificate of Designation to be performed and observed by the Corporation and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board) in order to provide for adjustments of shares of the Common Stock into which the Series D Preferred Stock is convertible which shall be as nearly equivalent as practicable to the adjustments provided for in Section 4. For purposes of Section 4, common stock of the successor or acquiring corporation shall include stock of such corporation of any class which is not preferred as to dividends or assets on liquidation over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock.

(c) The foregoing provisions of this Section 6 shall similarly apply to successive Change of Control transactions.

7. Other Action Affecting Common Stock. In case at any time or from time to time the Corporation shall take any action in respect of its Common Stock, other than the payment of dividends permitted by Section 4 or any other action described in Section 4, then, unless such action will not have a materially adverse effect upon the rights of the holder of Series D Preferred Stock, the number of shares of Common Stock or other stock into which the Series D Preferred Stock is convertible and/or the purchase price thereof shall be adjusted in such manner as may be equitable in the circumstances.

8. Certain Limitations. Notwithstanding anything herein to the contrary, the Corporation agrees not to enter into any transaction or take any other action which, by reason of any adjustment hereunder, would cause the current Conversion Value to be less than the par value per share of Common Stock.

9. Stockholder Notices. The Corporation covenants and agrees that, so long as shares of Series D Preferred Stock are outstanding, it will distribute to the holders of the Series D Preferred Stock all communications sent by the Corporation to the holders of the Common Stock.

10. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Value, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series D Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i)

such adjustments and readjustments, (ii) the Conversion Value at the time in effect for the Series D Preferred Stock and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series D Preferred Stock owned by such holder (without regard to the ownership limitations set forth in Section 4(f)).

11. Notices of Record Date. In the event of any fixing by the Corporation of a record date for the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any shares of Common Stock or other securities, or any right to subscribe for, purchase or otherwise acquire, or any option for the purchase of, any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series D Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or right.

12. No Redemption and Unissued Shares. The Corporation may not redeem the outstanding shares of Series D Preferred Stock and the holders shall not have any right, at any time or under any circumstances, to require the Corporation to redeem any of the Series D Preferred Stock.

13. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:00 p.m. (New York, NY time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a business day or later than 5:00 p.m. (New York, NY time) on any business day, or (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service such as Federal Express with next day delivery specified. The address for such notices and communications shall be as follows: (i) if to the Corporation, to GlobalOptions Group, Inc., 75 Rockefeller Plaza, 27th Floor, New York, New York 10019, Attn: President, Fax: 212-445-0053, or (ii) if to a holder of Series D Preferred Stock, to the address or facsimile number appearing on the Corporation’s stockholder records or, in either case, to such other address or facsimile number as the Corporation or a holder of Series D Preferred Stock may provide to the other in accordance with this Section.

14. Stock Transfer Taxes. The issue of stock certificates upon conversion of the Series D Preferred Stock shall be made without charge to the converting holder for any tax in respect of such issue; provided, however, that the Corporation shall be entitled to withhold any applicable withholding taxes with respect to such issue, if any. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares in any name other than that of the holder of any of the Series D Preferred Stock converted, and the Corporation shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issue thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

[signature page follows]

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, does file this Certificate of Designations, hereby declaring and certifying that the facts stated herein are true and accordingly has hereunto set his hand this 26th day of July, 2007.

GLOBALOPTIONS GROUP, INC.

By:	/s/ Harvey W. Schiller
Name:	Harvey W. Schiller, Ph.D.
Title:	Chairman and Chief Executive Officer

EXHIBIT A

FORM OF CONVERSION NOTICE

(To be executed by the registered Holder in order to convert shares of Series D Preferred Stock)

The undersigned hereby irrevocably elects to convert the number of shares of Series D Convertible Preferred Stock (the “Series D Preferred Stock”) indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of GlobalOptions Group, Inc., a Delaware corporation (the “Corporation”), according to the Certificate of Designation of the Series D Preferred Stock and the conditions hereof, as of the date written below. The undersigned hereby requests that certificates for the shares of Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If the shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. A copy of the certificate representing the Series D Preferred Stock being converted is attached hereto, the original of which will be delivered to the Corporation promptly following the date hereof.

Date of Conversion (Date of Notice)

Number of shares of Series D Preferred Stock owned prior to Conversion

Number of shares of Series D Preferred Stock to be Converted

Stated Value of Series D Preferred Stock to be Converted

Number of shares of Common Stock to be Issued

Applicable Conversion Value

Number of shares of Series D Preferred Stock owned subsequent to Conversion

Conversion Information:[NAME OF HOLDER]

Address of Holder:

Issue Common Stock to (if different than above):
Name:
Address:

Tax ID #:

The undersigned represents, subject to the accuracy of information filed under the Securities Act and the Exchange Act by the Corporation with respect to the outstanding Common Stock of the Corporation, as of the date hereof that, after giving effect to the conversion of the Series D Preferred Stock pursuant to this Conversion Notice, the undersigned will not exceed the “Beneficial Ownership Cap” contained in Section 4(f) of the Certificate of Designation of the Series D Preferred Stock.

Name of Holder

By:
Name:
Title:

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